Senesco Receives Milestone Payment from Bayer CropScience

Bridgewater, N.J. (December 1st, 2011) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE AMEX: SNT) announced today that Bayer CropScience has made an undisclosed R&D milestone payment related to Bayer’s use of Senesco’s technology in Brassica oilseeds (Canola oil).

Senesco’s proprietary gene technology was licensed to Bayer CropScience in November 2006 to enhance Canola yields in Bayer’s InVigor® canola hybrids and future hybrid’s business internationally.  This is the second milestone that the Company has received from Bayer pursuant to the November 2006 agreement relating to Brassica oilseeds.

“We are pleased to see continued progress at Bayer CropScience,” said Leslie J. Browne, Ph.D., President and CEO of Senesco. “We believe that our leadership position in eIF5A modulation has broad application in agricultural crops and human therapeutics.”

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates programmed cell death, or apoptosis. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications treating certain inflammatory and ischemic diseases. The Company has initiated a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO

or

Investor Relations:
CEOcast, Inc.
Robert Woods, 212-732-4300
rwoods@ceocast.com